Exhibit 21.1

Subsidiaries of Vencore Holding Corp.

Name of Subsidiary	State of Incorporation or Organization
Vencore, Inc.	Delaware
HVH Precision Analytics LLC*	Delaware
Vencore Labs, Inc. (d/b/a Applied Communication Sciences — New Jersey / Maryland)	Delaware
PhaseOne Communications, Inc.	Delaware
Vencore Services and Solutions, Inc.	Delaware
Westar Aerospace & Defense Group, Inc.	Nevada
Westar Display Technologies, Inc.	Nevada
Pimsol, LLC	Alabama
SimAuthor, Inc.	Colorado
Analex Corporation	Delaware
ComGlobal Systems, Incorporated	California
Beta Analytics, Incorporated	Maryland
Dominion Technology Resources, Inc.	Virginia
Apogen Technologies, Inc.	Delaware
Science and Engineering Associates, Inc.	New Mexico
3H Technology, L.L.C.	Delaware
3H Technology Federal Corp.	Delaware
ITS Services, Inc.	Virginia
QWK Integrated Solutions, LLC*	Alabama
Planning Systems Incorporated	Maryland
Neptune Sciences, Inc.	Louisiana

* Indicates a company that is not wholly owned, directly or indirectly, by Vencore Holding Corp.